FOR IMMEDIATE RELEASE                               EXHIBIT 99.1


Investor Relations Contact:      Company Contact:
Michael Glickman                 James P. Ashman, CFO
Lippert/Heilshorn & Associates   CAI Wireless Systems, Inc.
212/838-3777                          518/462-2632


            CAI WIRELESS SYSTEMS, INC. ISSUES ADDITIONAL $2 MILLION
                          IN 13% SENIOR SECURED NOTES

     Albany, N.Y., January 29, 1998 - CAI Wireless Systems, Inc.  (OTC Symbol:
CAWS)("CAI") announced that it sold an additional $2 million of its 13% Senior Secured Notes (the "Notes") to an existing investor that had previously purchased $25 million of the Notes in November 1997. The sale of the additional Notes increases the total amount of Notes held by the investor to $27 million.

     The Notes, which are secured by a blanket lien on all of CAI's assets, are short-term obligations of CAI, maturing on February 20, 1998, and were sold pursuant to the terms of the November 1997 Note Purchase Agreement which was amended to provide for the additional $2 million Notes purchase. Interest on the Notes is payable at maturity. CAI is required to pay an additional $20,000 commitment fee to the purchaser of the Notes, making the total commitment fee for the Notes equal to $270,000, which fee is also due at maturity.

     CAI is continuing to work with its financial advisors to devise a comprehensive plan for financing to meet the Company's on-going needs, which plan may include a financial restructuring of its existing debt.

     CAI, based in Albany, NY, currently operates six analog-based MMDS subscription video systems in New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, DC and Norfolk/Virginia Beach, VA, and provides Internet access services in Rochester, New York City and Boston. CAI also owns a portfolio of MMDS channel rights in eight additional markets, including Long Island, Buffalo and Syracuse, NY, Providence, RI, Hartford, CT, Boston, MA, Baltimore, MD and Pittsburgh, PA. In addition, CAI owns approximately 50.7% of CS Wireless Systems, Inc., an MMDS operator based in Plano, TX.


THE STATEMENTS CONTAINED IN THIS PRESS RELEASE RELATING TO CAI'S PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, INCLUDING PLANS OR OBJECTIVES RELATING TO CAI'S PRODUCTS AND SERVICES, CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AND MAY BE AFFECTED BY A NUMBER OF FACTORS INCLUDING THE RECEIPT OF REGULATORY APPROVALS FOR ALTERNATIVE USES OF ITS MMDS SPECTRUM, THE AVAILABILITY OF NEW STRATEGIC PARTNERS AND THEIR WILLINGNESS TO ENTER INTO ARRANGEMENTS WITH CAI, THE TERMS OF SUCH ARRANGEMENTS, THE SUCCESS OF CAI'S TRIALS IN VARIOUS OF ITS MARKETS, THE COMMERCIAL VIABILITY OF ANY ALTERNATIVE USE OF MMDS SPECTRUM, CONSUMER ACCEPTANCE OF ANY NEW PRODUCTS OFFERED OR TO BE OFFERED BY CAI, SUBSCRIBER EQUIPMENT AVAILABILITY, TOWER SPACE AVAILABILITY, ABSENCE OF INTERFERENCE AND THE ABILITY OF CAI TO REDEPLOY OR SELL EXCESS EQUIPMENT, AS WELL AS OTHER FACTORS CONTAINED HEREIN AND IN CAI'S SECURITIES FILINGS. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO SECURE FINANCING NECESSARY TO MEET ITS FUTURE CASH NEEDS ON TERMS AND CONDITIONS SATISFACTORY TO THE COMPANY.